                               Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-156082 on Form S-3 of Olin Corporation; Registration Statement No. 333-138238 on Form S-4 of Olin Corporation; and Registration Statement Nos. 333-05097, 333-18619, 333-39305, 333-39303, 333-31098, 333-35818, 333-97759, 333-88990, 333-110135, 333-110136, 333-124483, 333-133731, 333-148918, 333-153183, 333-158799 and 333-166288 on Form S-8 of Olin Corporation of our report dated February 18, 2011, with respect to the financial statements of SunBelt Chlor Alkali Partnership included in the Annual Report (Form 10-K) of Olin Corporation for the year ended December 31, 2010.

 /s/ Ernst & Young LLP

Cleveland, Ohio
February 18, 2011